EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” and to the incorporation by reference to our report dated August 9, 2010 (except for the paragraph under the caption “Common Stock Split” within Note 1, as to which the date is October 19, 2010), relating to the financial statements of Aegerion Pharmaceuticals, Inc. (the “Company”), which appears in the Company’s Registration Statement on Form S-1 (File No. 333-168721) and related prospectus of Aegerion Pharmaceuticals, Inc., in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, dated October 22, 2010.

/s/ Ernst & Young LLP

Metropark, New Jersey

October 22, 2010